FORM 8-A/A
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

AUTOMATIC DATA PROCESSING, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-1467904
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

One ADP Boulevard, Roseland, NJ	07068
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Common Stock, par value $.10 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

The following statements with respect to the capital stock of Automatic Data Processing, Inc., a Delaware corporation (the “Company”) are subject to the detailed provisions of the Company’s amended and restated certificate of incorporation (“Certificate of Incorporation”), dated November 11, 1998. These statements do not purport to be complete and are qualified in their entirety by reference to the terms of the Certificate of Incorporation and the By-laws of the Company, each of which is incorporated by reference into this Form 8-A.

The authorized capital of the Company consists of 1,000,000,000 shares of common stock, par value $.10 per share (the “Common Stock”), and 300,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). At June 30, 2008 no shares of Preferred Stock and 510.3 million shares of Common Stock (exclusive of 128.4 million treasury shares) were issued and outstanding. The outstanding shares of Common Stock are fully paid and nonassessable.

Holders of Common Stock are entitled to one vote for each share held and have the sole right to vote for the election of directors and on all matters requiring stockholder action. Holders of Common Stock have no cumulative voting rights. Holders of Common Stock are entitled to receive dividends out of any funds of the Company lawfully available therefor under the laws of the State of Delaware if, when and as declared by the Board of Directors in its discretion, and are also entitled upon the liquidation, dissolution or winding up of the affairs of the Company to share ratably in the assets of the Company legally available for distribution to stockholders, subject in each event to the rights of the holders of any Preferred Stock which may be outstanding at the time. Holders of the Common Stock have no preemptive rights. Under the laws of the State of Delaware, shares of the Company’s Common Stock may be, in effect, redeemed through mergers or similar transactions by which such shares are converted into cash, debt securities or other property.

Item 2. Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
1.

Amended and Restated Certificate of Incorporation, dated November 11, 1998 - incorporated by reference to Exhibit 3.1 to Company’s Registration Statement No. 333-72023 on Form S-4 filed with the Commission on February 9, 1999

2.	Amended and Restated By-laws of the Company - incorporated by reference to Exhibit 3.2 to Company’s Current Report on Form 8-K, dated November 13, 2007

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 20, 2008

AUTOMATIC DATA PROCESSING, INC.
By:	/s/ James B. Benson
Name: James B. Benson Title: Vice President

Exhibit Index

Exhibit Number	Description
1.

Amended and Restated Certificate of Incorporation, dated November 11, 1998 - incorporated by reference to Exhibit 3.1 to Company’s Registration Statement No. 333-72023 on Form S-4 filed with the Commission on February 9, 1999

2.	Amended and Restated By-laws of the Company - incorporated by reference to Exhibit 3.2 to Company’s Current Report on Form 8-K, dated November 13, 2007